Exhibit 16.1

July 31, 2025

Office of the Chief Accountant

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Baosheng Media Group Holdings Limited under Item 4.01 of its Form 6-K dated July 31, 2025. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Baosheng Media Group Holdings Limited contained therein.

Very truly yours,

/s/ YCM CPA INC.

4482 Barranca Parkway, Suite 239 • Irvine, CA 92604